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BANSAL & CO LLP
CHARTERED ACCOUNTANTS

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Ameritek Ventures, Inc.,
Las Vegas, Nevada.

Results of Review of Interim Financial Statements

We have reviewed the accompanying interim balance sheet of Ameritek Ventures, Inc (the "Company") and consolidated subsidiary Interactive Systems, Inc. as of September 30, 2021, and for the three-month and nine-month periods then ended, and the related notes collectively referred to as the "interim financial statements". Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

Basis for Review Results

These interim financial statements are the responsibility of the Company's management. We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Surinder K. Bansal
M. No. 014301
(Partner)
Bansal & Co. LLP,
Date: March 9, 2022
Place: New Delhi
UDIN: 22014301AEMVCP9287

BANSAL & CO LLP New Delhi Chartered Accountants